KERYX BIOPHARMACEUTICALS INC. REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

NEW YORK, NY, June 17, 2009 /PRNewswire-FirstCall / -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX) announced today that the Company has received a letter from The NASDAQ Stock Market confirming that it has regained compliance with the minimum bid price requirement for continued listing on The NASDAQ Capital Market under Listing Rule 5550(a)(2) and that the matter is now closed.

The Company also received a letter from the NASDAQ Listing Qualifications Hearings Panel confirming that it has demonstrated a market value of listed securities over the required minimum of $35 million for 10 consecutive trading days, for continued listing on The NASDAQ Capital Market under Listing Rule 5550(b)(2), and that the Panel has determined to continue the listing of the Company’s securities on The Nasdaq Stock Market.

The Company’s stock continues to be listed on the NASDAQ Capital Market and its ticker symbol of KERX remains unchanged.

"We are pleased to have regained compliance with all the NASDAQ Capital Market listing requirements," stated Ron Bentsur, Chief Executive Officer of Keryx Biopharmaceuticals.  “We believe this represents an important step in building value for our stockholders.”

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. Keryx is developing Zerenex(TM)(ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex has recently completed a Phase 2 clinical program as a treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease. The Company is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, a protein in the body associated with tumor survival and growth. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. The Company also actively engages in business development activities that include seeking strategic relationships for its product candidates, as well as evaluating compounds and companies for in-licensing or acquisition. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: There can be no assurance that the Company will be able to satisfy the listing requirements of The NASDAQ Capital Market in the future or that the Company's stock will not be affected by other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director, Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5962
E-mail: lfischer@keryx.com